Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securites Act of
                              1934


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          AEI REAL ESTATE FUND 86-A LIMITED PARTNERSHIP
        (Name of Registrant as Specified in Its Charter)

          AEI REAL ESTATE FUND 86-A LIMITED PARTNERSHIP
           (Name of Person(s) Filing Proxy Statement)

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          AEI REAL ESTATE FUND 86-A LIMITED PARTNERSHIP
                1300 Minnesota World Trade Center
                       30 East 7th Street
                   St. Paul, Minnesota  55101
                        CONSENT STATEMENT

              For Amendment to Limited Partnership

                Agreement to Permit Reinvestment
                        of Sales Proceeds

      THIS CONSENT STATEMENT IS BEING MAILED TO INVESTORS ON OR ABOUT OCTOBER 15, 1995. TO BE COUNTED, A PROPERLY SIGNED CONSENT FORM MUST BE RECEIVED BY THE MANAGING GENERAL PARTNER AT 1300 MINNESOTA WORLD TRADE CENTER, 30 EAST 7TH STREET, ST. PAUL, MINNESOTA 55101, ON OR BEFORE NOVEMBER 30, 1995.

     AEI Fund Management 86-A, Inc., the managing general partner (the "Managing General Partner"), of AEI Real Estate Fund 86-A Limited Partnership (the "Partnership") is recommending an amendment (the "Amendment") to the Partnership's Limited Partnership Agreement (the "Partnership Agreement") to enable the Partnership to reinvest the Net Proceeds of Sale of Partnership properties until the final liquidation of the Partnership. The Partnership Agreement was previously amended in December 1989 to provide for a 60 month reinvestment period, which period has expired. Approval of the Amendment will enable the Partnership to reinvest a portion of the Net Proceeds of Sale resulting from sale of the Partnership's Ft. Myers Applebee's and Columbus Cheddar's properties, and any other sale that occurs prior to the liquidation of this Partnership. This Amendment is not intended to extend the life of the Partnership.

      The proposed Amendment will affect your investment in the Partnership in a number of ways, including the following:

        Rather than distributing all net cash proceeds on sale of a property, the Amendment will allow the Partnership (if the Managing General Partner determines, in its discretion, that it is advantageous to the Partnership) to distribute to limited partners ("Investors") as much cash proceeds as is necessary to pay the income tax liability (at an assumed average blended tax rate) generated by the sale of property, and to reinvest the balance of such proceeds in new properties. There can be no assurance that distributions will be adequate to cover income tax liabilities generated by the gain on sale of any properties, or that reinvested proceeds will generate significant returns.

        Proceeds will be reinvested in additional triple net leased commercial properties that are subject to the same risks of performance or nonperformance, (including risks related to changing market values, tenant defaults, difficulty of resale, among others) as the properties originally acquired by the Partnership.

        Investors will not be able to review in advance the properties in which proceeds are reinvested.

        The Managing General Partner will be reimbursed for the costs it incurs, including costs of its personnel, in reinvesting the proceeds and managing the properties in which the proceeds are reinvested.

      Because it believes reinvestment offers the potential for increased overall profit, the Managing General Partner recommends a vote "FOR" the proposed Amendment.

                             SUMMARY

      The following summary is qualified in its entirety by the more detailed discussion of the proposed Amendment set forth herein and in the text of the proposed Amendment.

The Amendment:    The  Managing  General Partner  is  proposing  an
                  Amendment  to  Section  5.4  of  the  Partnership
                  Agreement that would eliminate the requirement that the Partnership distribute all Net Proceeds of Sale of properties and allow reinvestment of such proceeds until final liquidation of the Partnership.

Reasons for the
Amendment:        The   Partnership holds a number  of   properties
                  which may  be sold prior to final
                  liquidation  of the Partnership due to  favorable
                  market  conditions, exercise  of  lease  purchase
                  options,  tenant restructuring or other  reasons.
                  Although  the  Managing  General  Partner  cannot
                  guarantee  returns, it believes it  can  continue
                  to  generate  favorable returns to  Investors  by
                  reinvestment  of  such  proceeds  in   additional
                  properties.   The  Partnership recently  sold  an
                  Applebee's restaurant in Ft. Myers, Florida,  for
                  a  net  cash  gain of $467,203, or  approximately
                  40%  more  than the initial purchase  price.   In
                  addition,  the Partnership recently  sold  a  20%
                  interest  in a Cheddar's restaurant in  Columbus,
                  Ohio,  for  a  net  cash  gain  of  $8,115.   The
                  Partnership would like to reinvest the proceeds therefrom.

Effects of the
Amendment--Risks: The   Amendment   will  result  in   reinvestment
                  of  Net  Proceeds  of  Sale.  The
                  reinvestment will involve many of the  same
                  risks as the initial investment of Partnership subscription proceeds, including risks related to investment in real estate in general (such as changing market values, tenant defaults, and difficulty of resale, among others), the inability of Investors to review properties before purchase, certain expenses payable to the Managing General Partner and federal income tax risks.


            REASONS FOR AND EFFECTS OF THE AMENDMENT

General

      If Investors approve the Amendment of the Partnership Agreement, the Partnership would have the opportunity, upon the sale or other disposition of properties such as the Applebee's and Cheddar's restaurants described below, to reinvest the Net Proceeds of Sale in additional triple net leased properties. Under the original terms of the Partnership Agreement, reinvestment of the Net Proceeds of Sale from the sale of properties was limited to a period of 24 months, which expired July 9, 1988. In October 1989, the Partnership Agreement was amended to allow for a 60 month period for reinvestment of Net Proceeds of Sale, which expired July 9, 1991. By consenting to the Amendment of the Partnership Agreement, Investors would permit the Partnership to acquire new properties with the Net Proceeds of Sale from the sale of the Applebee's and Cheddar's properties (net of any distributions to Investors) or any other sale of Partnership property that occurs prior to the final liquidation of the Partnership.

      The Managing General Partner believes that, if allowed to reinvest the Net Proceeds of Sale remaining after a distribution to Investors to cover income taxes (at an assumed average blended tax rate), it can acquire properties that will continue to generate  attractive  net  rental  income  for  the  Partnership.
Because no commissions will be paid in connection with reinvestment (other than possible real estate commissions), the entire amount of reinvested proceeds can be placed in newly acquired properties. Recent acquisitions by the General Partners for other real estate limited partnerships that have investment objectives substantially identical to the Partnership have produced rental rates of 10.5% to 12.5% of the purchase price of the properties. No assurances can be given, however, that a property acquired by the Partnership will produce similar rentals, or that such rentals will not be interrupted by events outside the Managing General Partners' control.

     The Managing General Partner of the Partnership is currently evaluating a number of properties for acquisition, including properties owned or being developed by companies that lease properties from other partnerships managed by the General Partners. The Managing General Partner will not be obligated to obtain the consent of Investors as to the type of property acquired if this Amendment is approved. Nevertheless, any property acquired will comply with the investment objectives and policies set forth in the Prospectus pursuant to which the Units were initially offered. Any property acquired will be an existing commercial property that will be acquired on a debt-free basis and will likely be leased to a single tenant pursuant to a triple-net lease in the franchise restaurant industry. No property will be acquired from the General Partners or their Affiliates.

Sale of Properties

      The Amendment is being proposed at this time to facilitate reinvestment of Net Proceeds of Sale of an Applebee's restaurant in Ft. Myers, Florida and a Cheddar's restaurant in Columbus, Ohio. The Partnership purchased the Applebee's restaurant property on February 1, 1988. The property was leased to Apple South, Inc. under a 20-year, non-cancelable triple-net lease agreement. The total cost of the property to the Partnership was $1,179,405. The lease agreement provided Apple South, Inc. with an option to purchase the property after the seventh lease year. The purchase price was the greater of a) $1,170,000 increased by 5% per annum per lease year, or b) the average rent paid by the lessee over the immediately preceding two year period divided by eleven percent, or c) the fair market value of the property thirty days prior to the time of closing.

      Apple South, Inc. exercised that option by notifying the Partnership and the sale of the property closed on July 28, 1995. The Partnership received Net Proceeds of Sale of $1,646,608 which resulted in a net cash gain on sale of $467,203, or approximately 40% more than the initial purchase price. The Partnership's adjusted basis in the property, after depreciation, was $978,299. Accordingly, the sale of the property generated a taxable gain of $668,309, or $90.98 per outstanding limited partnership unit.

      The Partnership purchased a 20% interest in the Cheddar's restaurant property on June 7, 1990. The remaining interest in the property was purchased by AEI Real Estate Fund XVIII Limited Partnership, an affiliate of the Partnership. The property was leased to Heartland Restaurant Corporation under a 20-year, non-cancelable triple-net lease agreement. The total cost of the property to the Partnership was $306,711. On July 6, 1995, the property was sold to Heartland Restaurant Corporation. The Partnership received Net Proceeds of Sale of $314,826 which resulted in a net cash gain on sale of $8,115. The Partnership's adjusted basis in the property, after depreciation, was $269,419. Accordingly, the sale of the property generated a taxable gain of $45,407, or $6.24 per outstanding limited partnership unit.

     If the Investors approve the Amendment, the Partnership will distribute approximately $250,000, or approximately $34 per outstanding Limited Partnership Unit, of the Net Proceeds of Sale to cover income tax liabilities generated by the sale. The distribution of the Net Proceeds of Sale will be made in the third and fourth quarter of 1995 as part of the regular quarterly distribution with the entire third quarter distribution of approximately $142,000 representing a distribution of Net Proceeds of Sale. The distribution of Net Proceeds on Sale would reduce the Adjusted Capital Contributions of Investors by $34 per outstanding limited partnership unit. The remainder of the proceeds would be reinvested in new properties.

      In the event Investors do not approve the Amendment, Investors will receive a distribution of approximately $1,900,000, or approximately $261 per outstanding limited partnership unit, from sale of the Applebee's and Cheddar's properties. The regular quarterly distribution for the third quarter of 1995 of approximately $142,000 will be a distribution of Net Proceeds of Sale. The balance of the Net Proceeds of Sale ($1,758,000) to be distributed will be paid in the fourth quarter of 1995. The Net Proceeds of Sale not distributed will be retained by the Partnership as working capital reserves. The distribution of Net Proceeds on Sale would reduce the Adjusted Capital Contributions of Investors by $261 per outstanding limited partnership unit.

      The Applebee's and Cheddar's properties generated rental revenues of $197,010 during the year ended December 31, 1994. If the proceeds from its sale are distributed, rather than reinvested, future Partnership revenues will be reduced by a corresponding amount.

Risks of Reinvestment

      The reinvestment of proceeds from the sale of these properties, like the original investment in properties by the Partnership, is subject to a number of risks, including the following:

         Investors will not be able to review in advance the properties in which proceeds are reinvested;

         Investors will not receive the cash generated from property sales until final liquidation of the Partnership and will have only limited rights to present their units for repurchase before then;

         Investors will be taxed on the full amount of gain generated from sale of properties but will receive distributions designed to cover potential tax effects at an assumed average blended tax rate that may not match their tax obligations;

         Proceeds will be reinvested in additional triple net leased commercial properties that are subject to the same risks of nonperformance, (including risks related to changing market values, tenant defaults, difficulty of resale, among others) as the original properties;

          The   General  Partners  may  receive  more   aggregate
       reimbursements  from  the  Partnership  if  proceeds   are
       reinvested   than   they  would  if  proceeds   were   not
       reinvested.

      Although the General Partners intend to reinvest any Net Proceeds of Sale in properties that will further the objectives of preserving capital, creating a favorable return through cash distributions from rentals, and appreciation realized on resale, there can be no assurances that such objectives will be achieved or that the ultimate distribution of Net Proceeds of Sale will be larger when the new properties are eventually sold.

                 Interest of the General Partner

      Neither the General Partners, nor any of their affiliates, will receive any fees for reinvestment of the Net Proceeds of Sale or in connection with the acquisition of any property. The General Partners will be reimbursed for any costs they incur in completing any acquisition and in connection with management of the property in accordance with, and subject to the limitations in the Partnership Agreement. To the extent that the Amendment to the Partnership Agreement is not approved, and the proceeds from the sale of the properties are not reinvested, the amount of capital under management by the General Partners through this Partnership, and the scope of the Partnership's operations, will be reduced. Such reduced operations can be expected to reduce the aggregate amount of reimbursements that the General Partners receive from the Partnership.

      The  Managing General Partner holds 23 Units as  a  limited
partner  in  the  Partnership.   No  other  General  Partner   or
Affiliate of the General Partners holds any interest as a limited partner in the Partnership.

                          Voting Units

      Voting  by  Investors on an Amendment  of  the  Partnership
Agreement  is based upon Partnership units ("Voting Units").   As
of  October  1, 1995, there were _______ Voting  Units
outstanding.   Each  Voting  Unit  is  entitled  to   one   vote.
Fractions of Voting Units will be included in the total.

      To the best of the Managing General Partner's knowledge, there is no beneficial owner holding five percent or more of the Voting Units including the General Partners.

      In order for the proposed Amendment to be adopted, a majority of the Voting Units must be voted in favor of the Amendment.

                      Procedures for Voting

      Accompanying this Consent Statement is a Consent Form for each Investor with respect to his/her unit ownership in the Partnership. By checking the appropriate box, each Investor can indicate whether he/she votes FOR or AGAINST or ABSTAINS as to the proposed Amendment. If any Investor returns a Consent Form duly signed without checking any box, he/she will be deemed to have voted FOR the Amendment.

      An Investor who votes against, or abstains, does not have appraisal or similar rights under Minnesota law.

     The Managing General Partner has fixed the close of business on October 1, 1995 as the record date for the determination of the Investors entitled to vote on the proposed Amendment; the close of business on November 30, 1995 as the date by which Consent Forms must be received by the Managing General Partner in order to be counted; and December 1, 1995 as the date on which the consents are to be counted. An Investor may revoke his/her/its consent at any time prior to November 30, 1995, provided written revocation is received by the Managing General Partner prior to that date.

      The cost of solicitation of consents of the Investors will be borne by the Partnership. The solicitations will be made by the mails. This Consent Statement was first mailed to Investors on October 15, 1995. Staff of the Managing General Partner will be available by telephone to answer any questions concerning this Consent.

                   Incorporation By Reference

      The information included under the captions "Financial Statements and Notes to Financial Statements," "Selected Financial Data" and Management's Discussion and Analysis of Financial Condition and Results of operations" of the Partnership's Annual Report on Form 10-K for the year ended December 31, 1994 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 is hereby incorporated by reference.

                              BY ORDER OF THE BOARD OF DIRECTORS
                              OF AEI FUND MANAGEMENT 86-A, INC.



                              Robert P. Johnson, President

                                                          Exhibit A


                      PROPOSED AMENDMENT OF
                LIMITED PARTNERSHIP AGREEMENT OF
                    AEI REAL ESTATE FUND 86-A


       Changes in the existing provisions of the Limited Partnership Agreement that would be made by the proposed Amendment are shown below. Existing provisions proposed to be omitted are enclosed in brackets. New matter is printed in bold.

        SECTION 5.4 DISTRIBUTION OF NET PROCEEDS OF SALE

     5.4 Distribution of Net Proceeds of Sale. Upon financing, refinancing, sale or other disposition of any of the Properties, Net Proceeds of Sale may be reinvested in additional properties until [a date 60 months after the date on which the offer and sale of units pursuant to the Prospectus is terminated], THE GENERAL PARTNER DETERMINES THAT IT IS IN THE BEST INTERESTS OF THE PARTNERSHIP TO BEGIN LIQUIDATION OF THE PARTNERSHIP; provided, however, that sufficient cash is distributed to the Limited Partners to pay state and federal income taxes (assuming Limited Partners are taxable at the lesser of (i) a 40% rate on ordinary income and a 16% rate on capital gain income or (ii) the maximum marginal tax rates then in effect) created as a result of such transaction.

IMPORTANT                                               IMPORTANT

           AEI REAL ESTATE FUND 86-A LIMITED PARTNERSHIP

                    CONSENT OF LIMITED PARTNERS
              This consent is solicited by the Board
          of Directors of AEI Fund Management 86-A, Inc.,
                   The Managing General Partner

      The undersigned, a Limited Partner of AEI Real Estate Fund 86-A Limited Partnership (the "Partnership"), hereby consents (unless otherwise directed below) to the proposal identified below to adopt an Amendment to Section 5.4 of the Limited Partnership Agreement of the Partnership (the "Partnership Agreement"), as more fully described in the Consent Statement (the "Proposal"). By voting for the Proposal, the undersigned hereby appoints AEI Fund Management 86-A, Inc. as its attorney-in-fact with power to sign and acknowledge on its behalf any instrument that may be necessary to evidence the Amendment to the Partnership Agreement and any corresponding Amendment to the Certificate of Limited Partnership.

      Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on November 30, 1995.

    Adoption of Amendment to Section 5.4 of the Partnership
                          Agreement


  FOR [ ]              AGAINST [ ]               ABSTAIN [ ]

      The  Partnership  Units held by  the  signing  Limited
Partner will be voted as directed. They will be voted "FOR" the Proposal if no box is checked.

      Please sign exactly as your name appears below. When Partnership units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.

Dated:  _______________ , 1995


___________________________________________________________
Signature (if held jointly)






October ____ , 1995



Dear AEI Fund 86-A Investor:

     The enclosed Consent Statement proposes an amendment to the Partnership Agreement that will, if approved by a majority of the Partners, allow this Fund to reinvest proceeds from property sales into replacement net leased properties. When a Fund such as this is originally organized, it is intended that the properties acquired will be held for an extended period of time -- usually 10 to 12 years. That provides time for the distribution of income from rents and time for the property to potentially appreciate in value. From time to time, however, it is advantageous for the Fund to sell a property earlier than anticipated if a substantial gain can be realized. That is exactly what has occurred with your Applebee's property in Ft. Myers, Florida. In addition, your Fund sold its Cheddar's property in Columbus, Ohio.

       Your Fund's Partnership Agreement requires the distribution of all of the proceeds from any sale of properties. For the reasons outlined in the enclosed Consent Statement, we believe that it would be advantageous for your Fund to be able to sell certain of its properties, distribute a portion of any profits realized, and reinvest the balance of such proceeds into replacement properties, until the final liquidation of the Fund occurs. We believe this will maximize your profit potential and avoid an erosion of the Fund's asset base. To facilitate this, we are proposing an amendment to the Partnership Agreement.

      Your General Partner believes this is in the best interests of you and your Fund and recommends you vote "FOR" this proposed Amendment. Please vote "FOR" on the Consent Statement vote form and return it in the prepaid envelope today. If you have any questions regarding your Fund, or this Consent Statement, please call AEI Investment Services at 1-800-328-3519.

     Thank you for your immediate attention to this matter.

Sincerely,



Robert P. Johnson
General Partner